Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:

MEDIA:	ANALYSTS:
Katrina W. Parker, 312/822-5167	Nancy M. Bufalino, 312/822-7757
Sarah J. Pang, 312/822-6394	Marie Hotza, 312/822-4278
David C. Adams, 312/822-2183
CNA FINANCIAL ANNOUNCES
1st QUARTER 2008 RESULTS
CHICAGO, April 28, 2008 — CNA Financial Corporation (NYSE: CNA) today announced first quarter 2008 results, which included the following items:
•	Net operating income of $221 million, or $0.82 per diluted share.

•	Net income of $187 million, or $0.69 per diluted share.

•	Property & Casualty Operations combined ratio of 98.1%.

•	Book value per common share of $34.79 at March 31, 2008, as compared to $37.36 at December 31, 2007.

	Results for the Three Months
	Ended March 31
($ millions)	2008	2007

Net operating income (a)	$221	$307
Net realized investment losses	(33)	(13)

Net income from continuing operations	188	294
Net (loss) income from discontinued operations	(1)	2

Net income	$187	$296

(a)	Management utilizes the net operating income financial measure to monitor the Company’s operations. Please refer to Note N of the Consolidated Financial Statements within the 2007 Form 10-K, as amended by Form 10-K/A for further discussion of this measure.

Diluted Earnings Per Share Available to Common Stockholders
	Results for the Three Months
	Ended March 31
	2008	2007

Net operating income	$0.82	$1.13
Net realized investment losses	(0.12)	(0.05)

Net income from continuing operations	0.70	1.08
Net (loss) income from discontinued operations	(0.01)	0.01

Net income	$0.69	$1.09

Net operating income from continuing operations for the three months ended March 31, 2008 decreased $86 million as compared with the same period in 2007. Net operating income for our core Property & Casualty Operations decreased $77 million, while net operating income for our Non-Core operations decreased $9 million. This overall decrease was primarily due to lower net investment income, with additional impacts from decreased current accident year underwriting results in our core Property & Casualty Operations and increased catastrophe losses. The Property & Casualty Operations produced combined ratios of 98.1% and 95.1% in the first quarters of 2008 and 2007.
Pretax net investment income for the first quarter of 2008 decreased $174 million over the same period of 2007. This decrease was primarily driven by a $91 million decline in limited partnership results and an $80 million unfavorable change in trading portfolio results. The decreased results from the trading portfolio were largely offset by a corresponding decrease in the policyholders’ funds reserves supported by the trading portfolio.
Net income for the three months ended March 31, 2008 decreased $109 million as compared with the same period in 2007. This decrease was primarily due to lower net operating income and higher net realized investment losses.
“CNA’s disciplined approach in an increasingly competitive market continues to serve us well,” said Stephen W. Lilienthal, Chairman and Chief Executive Officer of CNA Financial Corporation. “During the first quarter, our core Property & Casualty Operations delivered a sub-100% combined ratio for the 9th consecutive quarter. While our earnings were impacted by reduced investment income, CNA is well positioned operationally and financially to maintain our profitable course. In addition, we repurchased shares during the quarter for the first time in nearly 10 years. These transactions, along with the dividend initiated last year, were made possible by CNA’s much improved capital position and reflect our ongoing focus on capital management.”

Segment Results for the Three Months Ended March 31, 2008
					Corporate
	Standard	Specialty	Total P&C	Life &Group	& Other
($ millions)	Lines	Lines	Ops.	Non-Core	Non-Core	Total

Net operating income (loss)	$95	$124	$219	$(3)	$5	$221
Net realized investment losses	(11)	(5)	(16)	(11)	(6)	(33)

Net income (loss) from continuing operations	$84	$119	$203	$(14)	$(1)	$188

Segment Results for the Three Months Ended March 31, 2007
					Corporate
	Standard	Specialty	Total P&C	Life &Group	& Other
($ millions)	Lines	Lines	Ops.	Non-Core	Non-Core	Total

Net operating income	$154	$142	$296	$2	$9	$307
Net realized investment (losses) gains	(15)	(9)	(24)	1	10	(13)

Net income from continuing operations	$139	$133	$272	$3	$19	$294

Property & Casualty Operations Gross Written Premiums
	Three Months Ended March 31
($ millions)	2008	2007

Standard Lines	$832	$948
Specialty Lines	1,293	1,412

Total P&C Operations	$2,125	$2,360

Property & Casualty Operations Net Written Premiums
	Three Months Ended March 31
($ millions)	2008	2007

Standard Lines	$771	$867
Specialty Lines	848	864

Total P&C Operations	$1,619	$1,731

Property & Casualty Calendar Year Loss Ratios
	Three Months Ended March 31
	2008	2007

Standard Lines	73.7%	68.7%
Specialty Lines	64.8%	64.2%
Total P&C Operations	69.0%	66.5%
Total P&C Companies (a)	77.8%	75.3%

Property & Casualty Calendar Year Combined Ratios
	Three Months Ended March 31
	2008	2007

Standard Lines	104.4%	99.1%
Specialty Lines	92.4%	91.0%
Total P&C Operations	98.1%	95.1%
Total P&C Companies (a)	107.5%	104.5%

(a)	P&C Companies includes Standard Lines, Specialty Lines and P&C business written in Life & Group Non-Core and Corporate & Other Non-Core, including CNA Re and asbestos and environmental pollution exposures.

Property & Casualty Gross Accident Year Loss Ratios
	Accident year 2008	Accident year 2007	Accident year 2007
	Evaluated at	Evaluated at	Evaluated at
	March 31, 2008	December 31, 2007	March 31, 2008

Standard Lines	75.7%	66.6%	66.3%
Specialty Lines	62.8%	59.2%	59.0%
Total P&C Operations	68.0%	62.2%	62.0%

Property & Casualty Net Accident Year Loss Ratios
	Accident year 2008	Accident year 2007	Accident year 2007
	Evaluated at	Evaluated at	Evaluated at
	March 31, 2008	December 31, 2007	March 31, 2008

Standard Lines	76.3%	70.1%	69.8%
Specialty Lines	64.8%	63.8%	63.4%
Total P&C Operations	70.3%	66.9%	66.5%

Business Operating Highlights
Standard Lines works with an independent agency distribution system and network of brokers to market a broad range of property and casualty insurance products and services primarily to small, middle-market and large businesses and organizations domestically.
•	Net written premiums decreased $96 million for the first quarter of 2008 as compared with the same period in 2007. Standard Lines retention increased 2 points to 79% as compared to the same period in 2007. Rates on average decreased 5% during the first quarter of 2008.
•	Net income and net operating income decreased $55 million and $59 million for the first quarter of 2008 as compared with the same period in 2007. These decreases were primarily driven by lower net investment income, decreased current accident year underwriting results and higher catastrophe losses. Catastrophe losses were $34 million after-tax in the first quarter of 2008, as compared to $20 million after-tax in the first quarter of 2007. These decreases were partially offset by increased favorable net prior year development.
Specialty Lines provides professional, financial and specialty property and casualty products and services, both domestically and abroad, through a network of brokers, managing general underwriters and independent agencies.
•	Net written premiums decreased $16 million for the first quarter of 2008 as compared with the same period in 2007. Specialty Lines retention remained flat at 84% as compared to the same period in 2007. Rates on average decreased 4% during the first quarter of 2008.
•	Net income and net operating income decreased $14 million and $18 million for the first quarter of 2008 as compared with the same period in 2007, primarily driven by lower net investment income and the unfavorable impact of foreign currency rate movements. These decreases were partially offset by $10 million of favorable results in our warranty line of business, which resulted from an annual review.
Life & Group Non-Core primarily includes the results of the life and group lines of business that are in run-off. Net earned premiums relate primarily to the group and individual long term care businesses.
•	Net results for the first quarter of 2008 decreased $17 million as compared with the same period in 2007. This decrease was primarily attributable to net realized investment losses and a decline in net results in our pension deposit business.
Corporate & Other Non-Core primarily includes certain corporate expenses, including interest on corporate debt, and the results of certain property and casualty business primarily in run-off, including CNA Re. This segment also includes the results related to the centralized adjusting and settlement of asbestos and environmental pollution.
•	Net results for the first quarter of 2008 decreased $20 million as compared with the same period in 2007. The decrease was primarily due to lower net investment income and decreased net realized investment results.

About the Company
CNA is the country’s seventh largest commercial insurance writer and the 13th largest property and casualty company. CNA’s insurance products include standard commercial lines, specialty lines, surety, marine and other property and casualty coverages. CNA services include risk management, information services, underwriting, risk control and claims administration. For more information, please visit CNA at www.cna.com. CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.
Conference Call and Webcast Information:
A conference call for investors and the professional investment community will be held at 10:00 a.m. EDT today. On the conference call will be Stephen W. Lilienthal, Chairman and Chief Executive Officer of CNA Financial Corporation, and other members of senior management. Participants can access the call by dialing (888) 599-4876, or for international callers, (913) 312-1378. The call will also be broadcast live on the internet at http://investor.cna.com or you may go to the investor relations pages of the CNA website (www.cna.com) for further details.
The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available through May 5, 2008 by dialing (888) 203-1112, or for international callers, (719) 457-0820. The replay passcode is 4281608. The replay will also be available on CNA’s website. Financial supplement information related to the first quarter results is available on the investor relations pages of the CNA website or by contacting David Adams at (312) 822-2183.
FINANCIAL MEASURES
In evaluating the results of the Standard Lines and Specialty Lines, management utilizes the combined ratio, the loss ratio, the expense ratio and the dividend ratio. These ratios are calculated using accounting principles generally accepted in the United States of America (GAAP) financial results. The loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums. The expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums. The dividend ratio is the ratio of policyholders’ dividends incurred to net earned premiums. The combined ratio is the sum of the loss, expense and dividend ratios.
This press release may also reference or contain financial measures that are not in accordance with GAAP. For reconciliations of non-GAAP measures to the most comparable GAAP measures, please refer to CNA’s filings with the Securities and Exchange Commission, as well as the financial supplement, available at www.cna.com.
FORWARD-LOOKING STATEMENT
This press release may include statements which relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes”, “expects”, “intends”, “anticipates”, “estimates” and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties please refer to CNA’s filings with the Securities and Exchange Commission, available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release. Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA’s expectations or any related events, conditions or circumstances change.
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